ARDEN INVESTMENT SERIES TRUST
DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this [  ] day of October 2012, by and between Arden Investment Series Trust, a Delaware statutory trust (the “Client”), on behalf of each of the Funds (as defined below), severally and not jointly, and Arden Securities LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Client desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares of each series listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively the “Funds”);

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of a majority of the members of the Client’s board of trustees (the “Board”) who are not "interested persons," as such term is defined by the 1940 Act, of the Client and the Distributor (the "Independent Trustees") in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Appointment of Distributor.  The Client hereby appoints the Distributor as its exclusive agent for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of the Distributor.

A.           The Distributor agrees to act as agent of the Client for distribution of the Shares of the Funds, upon the terms and at the current offering price (plus sales charge, if any) described in the applicable Fund's Prospectus.  As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Client under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act.

B.           During the continuous public offering of Shares of the Funds, the Distributor shall use commercially reasonable efforts to distribute the Shares of each Fund upon the terms and conditions contained herein and in the applicable Fund's Prospectus.  All orders for Shares shall be made through Financial Intermediaries (as defined below) or directly to the applicable Fund or its designated agent.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.  The Client or its designated agent will confirm orders and subscriptions upon receipt will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

C.           The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through Fund/SERV.  The Distributor shall not be responsible for any operational matters associated with Fund/SERV or Networking transactions.

D.           The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Client.  The Distributor shall require that the Financial Intermediaries acknowledge that Shares will be offered and sold only as set forth in the Prospectus.  Each Fund may suspend or terminate the offering of its Shares at any time.  Upon notice to the Distributor of the terms of such suspension or termination, the Distributor shall notify all Financial Intermediaries of such suspension of termination.

E.           The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations.  The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such materials.

F.           The Client agrees to redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Client’s obligations in the Prospectus and the Registration Statement.  The Client reserves the right to suspend such redemption rights upon written notice to the Distributor only to the extent consistent with applicable law.

G.           The Distributor may, in its discretion, and shall, at the request of the Client, enter into dealer/selling agreements with such qualified broker-dealers and other financial intermediaries as it may select (the "Financial Intermediaries"), in order that such broker-dealers and other intermediaries also may sell Shares of the Funds.  The form of any dealer agreement shall be approved by the Client.  The Distributor shall not be obligated to make any distribution-related payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan")

approved by the Client’s Board.  The Distributor shall include in the forms of dealer agreement with selling broker-dealers a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

H.        The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

I.         The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

J.         The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder; provided further that any such third parties shall be selected by the Distributor with reasonable care.

K.        The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

L.        Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

3.	Representations, Warranties and Covenants of the Client.

A.        The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(ii)
this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
to its knowledge, it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; and, to its knowledge, there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)	the Registration Statement and Prospectus included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)
the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Client or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects; and

(vii)
the Client owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Client’s business and for the offer, issuance, distribution and sale of the Shares in accordance with the terms of the Prospectus and this Agreement, and, to the knowledge of the Client, such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

B.        The Client shall take, or cause to be taken, all necessary action to register the Shares under all applicable state and federal securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  The Client authorizes the Distributor to use each Fund's Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.	The Client agrees to advise the Distributor promptly in writing:

(i)
of any material correspondence or other material communication by the Securities and Exchange Commission (“SEC”) or its staff relating materially to the Distributor's performance of its obligations to the Funds, including requests by the SEC for material amendments to the Registration Statement or Prospectus;

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)
of the happening of any event which in the opinion of counsel to the Client requires that a Prospectus be amended or supplemented in order to make the Prospectus not contain any untrue statement of a material fact or omission of a material fact, which in the opinion of such counsel is necessary to make the statements therein not misleading in light of the circumstances under which they are made;

(iv)	of all formal actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC;

(v)
in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(vi)	of the commencement of any litigation or proceedings against the Client or any of its officers or directors in connection with the issue and sale of any of the Shares.

D.        The Client shall file, or shall cause to be filed, such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E.         The Client agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

F.         The Client shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares.  In addition, the Client shall keep the Distributor fully informed of its material affairs and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Client by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request.  The Distributor is authorized to utilize or disseminate only such information concerning each Fund and the respective offering as may be contained in the Registration Statement or any other documents (including sales material) approved by the Client.  The Client shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings.  The Client represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor

G.        The Client shall provide, and cause each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.        The Client shall not file any amendment to the Registration Statement or Prospectus that amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

I.          The Client has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Client (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.

4.	Representations, Warranties and Covenants of the Distributor.

A.        The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder, and such performance does not and will not contravene any provision of its governing documents;

(ii)
this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)
it is registered as a broker-dealer under the 1934 Act, it is a member in good standing of FINRA and will maintain such registration and status for the duration of this Agreement in such form as is required to distribute Shares, it will abide by the applicable rules and regulations of the 1934 Act and FINRA in all material respects and it will as promptly as reasonably possible notify the Client of any regulatory actions taken against it by the SEC or FINRA that could reasonably be expected to have a material effect on the Distributor’s ability to perform its services contemplated hereunder, or if the Distributor’s membership in FINRA or registration with any state is terminated or suspended; and

(v)
it will maintain compliance policies and procedures (a “Compliance Program”) reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services to the Client under this Agreement, to provide to the Client a certification to such effect no less than annually or as otherwise reasonably requested by the Client and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to any material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Client's Chief Compliance Officer or the Boards with respect to the Distributor’s services to the Client under this Agreement.

B.         In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C.        The Distributor shall promptly notify the Client of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares and of any litigation or proceeding that would be reasonably likely to have a material adverse effect on the obligations of, and services provided by, the Distributor under this Agreement.

5.	Compensation.

A.        In consideration of the Distributor’s services in connection with the distribution of Shares of each Fund, the Distributor shall receive the compensation set forth in Exhibit B.

B.        Except as specified in Section 5A, the Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement.  The Distributor may receive compensation from Arden Asset Management LLC (“Adviser”) related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor.

C.        Financial Intermediaries may, in their discretion, impose a sales load to each investor on the purchase price of its Shares of up to the amounts specified in such Fund’s

Registration Statement upon acceptance of the investor’s purchase of Shares by the Fund or its designee.

D.        Amounts received by the Distributor under this Agreement shall be paid to Financial Intermediaries, in accordance with the Registration Statement, for providing either distribution or member services (the “Dealer Reallowance”).  Any amounts retained by the Distributor after the Dealer Reallowance shall be held by the Distributor to be used solely for distribution related or member services related expenses for the applicable Fund, as directed by the officers of such Fund or the Adviser, and shall not be retained by the Distributor as profit.

6.	Expenses.

A.        The Client shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Funds; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client pursuant to Section 3(D) hereof.

B.        The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.	Indemnification.

Indemnification.

A.        The Client and each Fund, individually, shall indemnify, defend and hold harmless the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”) from and against any and all claims, demands, losses, damages, costs, charges, payments, liabilities and expenses (including the costs of investigating or defending any alleged losses, claims, demands and expenses, and reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under applicable laws or regulations or otherwise (a “Distributor Claim”), arising out of or relating to (i) the Distributor providing services to such Fund in accordance with the standards of this Agreement; provided that the Distributor’s action (or failure to act) is taken (or omitted) in good faith and without willful malfeasance, gross negligence or reckless disregard by the Distributor of its duties and obligations under this Agreement (ii) any material breach of such Fund’s obligations, representations, warranties or covenants contained in this Agreement; or (iii) any untrue, or alleged untrue, statement of a material fact contained in such Fund’s Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by such Fund (as from time to time amended) or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that such Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any such statement or omission made in reliance upon and in conformity with information furnished to such Fund (or its affiliates or their respective counsel) by or on behalf of the Distributor.  In no event shall anything contained herein be so construed as to protect the Distributor against any liability to a Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

B.        The Distributor shall indemnify, defend and hold harmless the Funds, their affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Funds within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees,” and together with the Distributor Indemnitees, the “Indemnitees”) from and against any and all Losses that any Fund Indemnitee may incur under applicable laws or regulations or otherwise (a “Fund Claim”), arising out of or based upon (i) any material action of (or failure to act by) the Distributor taken in connection with this Agreement with respect to a Fund; provided that such action (or failure to act) is taken (or omitted) other than in good faith, or is taken (or omitted) with willful malfeasance, gross negligence or reckless disregard by the Distributor of its duties and obligations under this Agreement; (ii) any material breach of the Distributor’s obligations, representations, warranties or covenants contained in this Agreement; (iii) any untrue, or alleged untrue, statement of a material fact contained in such Fund’s Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by such Fund (as from time to time amended) or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; if such statement or omission was made in reliance upon, and in conformity with, information furnished to such Fund (or its affiliates or their respective counsel) by or on behalf of the Distributor.  In no event shall anything contained herein be so construed as to protect any Fund against any liability to the Distributor to which such Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

C.        The applicable Fund or the Distributor (for purpose of this Section 7(C), an “Indemnifying Party”) may assume the defense of any suit brought to enforce any Distributor Claim or Fund Claim, respectively, and may retain counsel chosen by the Indemnifying Party and approved by the other party, which approval shall not be unreasonably withheld or delayed.  The Indemnifying Party shall advise the other party that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim.  If the Indemnifying Party assumes the defense of any such suit and retains counsel, the other party shall bear the fees and expenses of any additional counsel that they retain.  If the Indemnifying Party does not assume the defense of any such suit, or if the other party does not, in the exercise of reasonable judgment, approve of counsel chosen by the Indemnifying Party, or if the other party has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Indemnifying Party, the Indemnifying Party will reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that the Indemnitee retains. An Indemnitee shall not settle or confess any claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

D.        An Indemnifying Party’s obligation to  indemnify the Indemnitee with respect to any action is expressly conditioned upon the applicable Indemnifying Party being notified of such action or claim of loss brought against any Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnitee; provided that the failure to provide such notice shall not relieve the Indemnifying Party of any liability that it may have to any Indemnitee except to the extent that the ability of the Indemnifying Party entitled to such notice to defend such action has been materially adversely affected by the failure to provide such notice.  Such notification shall be given by letter or by facsimile addressed to the applicable address set forth in Section 15 hereof.

E.         The provisions of this Section 7 and the parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee.  The indemnification provisions of this section will inure exclusively to the benefit of each person that may be an Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

F.         No Indemnifying Person shall be obligated to provide indemnification under this Section 7 to the extent (but only to the extent) such indemnification would be impermissible under applicable law.

8.	Dealer Agreement Indemnification.

A.        Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Funds’ standard form of dealer agreement, as approved by the Funds’ Board of Trustees.

B.         To the extent that Distributor is requested or required by the Client to enter into any Non-Standard Dealer Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement.  In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Client or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9.          Limitations on Damages.  Notwithstanding anything in this Agreement to the contrary, except as specifically set forth below, neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

10.        Force Majeure.  Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

11.	Duration and Termination.

A.        This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed.  Unless sooner terminated by a Fund or the Distributor as provided herein, this Agreement shall continue in effect for such Fund for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Client’s Board, including a majority of the Independent Trustees or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

B.        Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties.  Further, this Agreement may be terminated as to a Fund upon no less than 60 days’ written notice, by either the Client through a vote of a majority of the members of the Board who are Independent Trustees, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.

    C.         This Agreement will automatically terminate (i) in the event of its assignment or (ii) upon the termination of the Distributor’s membership in FINRA or the disqualification of the Distributor’s registration with the SEC.

    D.         The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules promulgated thereunder.

12.	Anti-Money Laundering Compliance.

    A.        Each of Distributor and Client acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

    B.        The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

    C.        Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Distributor undertakes that it will grant to the Client, the Client’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder.  It is expressly understood and agreed that the Client and the Client’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

13.           Privacy.  In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor.  The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

    The Client represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide to the Distributor a copy of that statement annually.  The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14.       Confidentiality.  During the term of this Agreement, the Client and the Distributor (for purposes of this Section 14, a “Receiving Party”) may have access to or be provided by the other party (for purposes of this Section 14, a “Disclosing Party”) confidential information, whether tangible or intangible, which is of value to the Disclosing Party and the disclosure of which could result in a competitive or other disadvantage to the Disclosing Party or the Receiving Party, and relating to such matters as, without limitation, the Disclosing Party’s financial information, business practices and policies, business plans, know-how, trade secrets, systems, procedures, manuals, products, contracts, personnel, clients, market or sales information or plans, customer lists and all provisions of this Agreement (“Confidential Information”).  Confidential Information does not include: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if: (i) required by applicable law, regulation or legal process or if requested by any government or similar agency in connection therewith; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

15.       Notices.  Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address as set forth below:

Notices to the Distributor shall be sent to:

Arden Securities LLC
Attn: Legal/Compliance
Three Canal Plaza, Suite 100
Portland, ME 04101
Fax: (207) 553-7151

notices to the Client shall be sent to:

Arden Investment Series Trust
375 Park Avenue, 32nd Floor
New York, NY 10152
Fax: ___________________

16.       Modifications.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client.  If required by law or regulation, any such amendment must be approved by the Client’s Board, in such manner as such law or regulation requires.

17.       Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.  To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

18.       Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

19.       Survival.  The provisions of Sections 5, 6, 7, 8, 12 and 13 of this Agreement shall survive any termination of this Agreement.

20.       Several Obligations.  The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund, and that the Client has executed one instrument on behalf of the Funds for convenience only.

21.       Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

22.       Counterparts.  This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ARDEN SECURITIES LLC

By:	__________________________
Mark A. Fairbanks, President

ARDEN INVESTMENT SERIES TRUST, on behalf of each of the Funds

By:	__________________________

EXHIBIT A

Fund Names

Arden Alternative Strategies Fund

Exhibit B

Compensation

SALES LOADS*:

1.           With respect to Class A Shares (i) that part of the sales charge which is retained by the Distributor after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended.

2.           With respect to Class C Shares (i) that part of any front-end sales charge which is retained by the Distributor after allowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended, and (ii) the contingent deferred sales charge payable with respect to Class C Shares sold through the Distributor as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Class C Shares.

3.	With respect to Class I Shares, the Distributor shall not be entitled to any compensation.

4.           With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

12b-1 PAYMENTS:

  Attached to this Exhibit B are all Rule 12b-1 Plans approved by the Funds and in effect.  If the Funds have a Board-approved Rule 12b-1 Plan that authorizes them to compensate and reimburse the Distributor for distribution services, then the Funds shall be responsible for all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized under the Rule 12b-1 Plan.

Notes:

➢	Fees will be calculated and payable monthly.

➢	All fees are subject to a CPI increase based on each contract anniversary.